News Release: FOR IMMEDIATE RELEASE

For additional information, contact:

Senior Vice President & CFO: Amy Forster Westell Technologies Inc. 630.375.4271 aforster@westell.com	Trade/Business Press: Jim Jay Westell Technologies Inc. 630.375.4707 jjay@westell.com

Westell Technologies 4th Quarter Highlights

•     Net loss for the fourth quarter was $61.5 million or $0.87 per share. Adjusted net loss was $3.4 million or $0.05 per share[1]

•     Recorded non-cash expenses related to an increased valuation allowance on deferred tax assets and goodwill impairment of $47.3 million and $9.7 million respectively

•     Officially selected by a major service provider to supply gateways in a key segment of the fiber-to-the-home market

Westell Technologies Reports Fourth Quarter and Fiscal 2008 Results

AURORA, IL, May 21, 2008 - Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of broadband products, gateways and conferencing services, today announced results for its fourth quarter and fiscal year 2008, ending March 31, 2008. Total revenue for the fourth quarter was $44.7 million, a decrease from the $60.0 million reported in the prior year period. Net loss during the period was $61.5 million, or $0.87 per diluted share, compared to net income of $0.6 million, or $0.01 per diluted share in the same period last year.

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1 Adjusted net income/loss is a non-GAAP financial measure that excludes from net income/loss certain items related to the impairment of goodwill, a non-cash charge to increase the valuation allowance on the Company’s deferred tax assets, and restructuring charges. Westell believes that excluding such items provides investors and management with a representation of the Company’s current and future core operating performance. Management uses adjusted net income/loss to evaluate financial results and establish operational goals. Non-GAAP information should not be considered superior to or a substitute for data prepared in accordance with GAAP. A reconciliation of non-GAAP adjusted net income (loss) to GAAP is attached as an exhibit to this press release.

Adjusted non-GAAP net loss during the fourth quarter was $3.4 million or $0.05 per diluted share compared to adjusted non-GAAP net income of $0.8 million or $0.01 per diluted share in the prior year period. During the quarter, Westell incurred a non-cash charge of $47.3 million, or $0.67 per share, related to an increase in the Company's deferred tax asset valuation allowance that was recorded in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Additionally, the Company reported a non-cash goodwill impairment charge of $9.7 million, or $0.14 per share, related to the prior acquisitions of Teltrend Inc. and HyperEdge Inc. During the quarter, the Company also recognized additional restructuring expenses of $1.9 million. See the attached schedule for a reconciliation of GAAP net income (loss) to adjusted non-GAAP net income (loss).

“The non-cash charges we incurred during the quarter had no impact on our revenue or cash flow, and unfortunately drew attention away from a productive fourth quarter operationally” said Thomas Mader, Chief Executive Officer of Westell Technologies. “A revised cost structure is now in place for fiscal year 2009 and we are encouraged by success with new product offerings over the past quarter. We are particularly pleased to have won approval from a major service provider for our UltraLine Series3 gateway as a next generation home router. This opportunity adds single-family unit (SFU) applications to Westell’s position in the fiber-to-the-home market.”

Customer Networking Equipment (CNE) reported revenue of $16.9 million in the fourth quarter of fiscal 2008 that was slightly lower on a sequential basis compared to the $17.9 million reported in the fiscal third quarter. OSPlant Systems, formerly Network Service Access (NSA), revenue of $13.7 million in the fourth quarter of fiscal 2008 was relatively flat compared to fiscal third quarter revenue of $13.5 million. Conferencing Services revenue increased to $14.1 million in the quarter of fiscal 2008 from $13.0 million sequentially from the fiscal third quarter.

Full Year Results

Revenue was $208.4 million for the fiscal year ended March 31, 2008 compared with $260.1 million in fiscal 2007. Net loss in fiscal 2008 was $65.6 million, or $0.93 per diluted share, compared to net income of $8.7 million or $0.12 per diluted share in fiscal 2007. On an adjusted non-GAAP basis, net loss for fiscal 2008 was $4.8 million or $0.07 per diluted share, compared to adjusted non-GAAP net income of $8.9 million or $0.13 per diluted share in fiscal 2007.

CNE revenue was $98.1 million in fiscal 2008 compared to $153.8 million in fiscal 2007. OSPlant Systems revenue was $56.6 million in fiscal 2008 compared to $57.7 million in fiscal 2007. Conferencing Service revenue reported $53.7 million in fiscal 2008 from the $48.5 million reported in fiscal 2007.

Other Activity

•	Announced the approval by the Company’s Board of Directors to repurchase up to an aggregate of $10 million of its common stock by March 2010.
•	ConferencePlus was named “2007 Reseller of the Year” by Streamlogics Inc, for its outstanding sales performance and commitment to service excellence.

Outlook

“The Company is expecting fiscal 2009 to be a revenue growth year in its equipment segment. We expect the combination of our contracts in the growing fiber-to-the-home segment, along with our AT&T 22-state contract, to generate increased revenue starting in the third quarter of fiscal 2009,” added Mader. “We remain committed to our cost cutting initiatives, including our outsourcing strategy, and are following a well defined path toward profitability. Additionally, as part of our ongoing restructuring efforts, we continue to discuss the potential sale of our ConferencePlus business segment.”

For the fiscal first quarter of 2009, Westell expects revenue to be in a range of $39 to $41 million. Westell expects EPS on a GAAP basis to be in a range of $0.08 to $0.09 loss per share with a full valuation allowance recorded on tax benefits generated during the quarter.

Conference Call Information

Conference Plus, Inc. (ConferencePlus), a Westell subsidiary, will manage Westell’s fourth quarter fiscal 2008 earnings conference call on Thursday, May 22, 9:30 AM ET using its EventManager™ Service. Participants can register for the Westell conference by going to the URL:

http://www.conferenceplus.com/westell

With EventManager, participants can quickly register online in advance of the conference through a customizable web page that can be used to gather multiple pieces of information from each participant, as specified by the event arranger. After registering, participants receive dial-in numbers, a passcode, and a personal identification number (PIN) that is used to uniquely identify their presence and automatically join them into the audio conference. If a participant experiences any technical difficulties after joining the conference on May 22, simply press *0 for support.

If you do not wish to register, you can participate in the call on May 22 by dialing ConferencePlus at 1-888-771-4350 no later than 9:15 AM, Eastern Time and using confirmation number 21661666#. International participants may dial 1-847-585-4343. The Company’s earnings press release and any related earnings information to be discussed on the earnings conference will be posted on the Investor Relations section of the Company’s website at http://www.westell.com. An archive of the entire conference will be available on Westell’s website or via Digital Audio Replay one hour following the conclusion of the conference. The replay of the conference can be accessed by dialing 1-888-843-8996 or 1-630-652-3044 and entering 8637352#.

About Westell

Westell Technologies, Inc., headquartered in Aurora, Illinois, is a holding company for Westell, Inc. and ConferencePlus, Inc. Westell, Inc. designs and develops broadband telecommunications access products. ConferencePlus, Inc. is a collaborative Application Service Provider that manages and hosts voice, video, IP applications and back-office services. Additional information can be obtained by visiting Westell's Web site at www.westell.com.

About ConferencePlus

ConferencePlus, a Westell Technologies, Inc. (NASDAQ: WSTL - News) subsidiary, is a leading global provider of audio, web, video and IP conferencing services. ConferencePlus is dedicated to providing high quality, innovative conferencing solutions to its domestic and international clients and telecommunications resellers. ConferencePlus is recognized for outstanding customer service and support to help clients meet their business objectives. The company is headquartered in Schaumburg, Illinois with an international headquarters in Dublin, Ireland. Additional information can be obtained by visiting the ConferencePlus web site at www.conferenceplus.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act 1995:

Certain statements contained herein that are not historical facts or that contain the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “may”, “will”, “should”, or derivatives thereof and other words of similar meanings are forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, product demand and market acceptance risks, need for financing, an economic downturn in the U.S. economy and telecom market, the impact of competitive products or technologies, competitive pricing pressures, new product development, excess and obsolete inventory, commercialization and technological delays or difficulties (including delays or difficulties in developing, producing, testing and selling new products and technologies), the effect of Westell’s accounting policies, the need for additional capital, the effect of economic conditions and trade, legal social and economic risks (such as import, licensing and trade restrictions) and other risks more fully described in the Company’s Form 10-K for the fiscal year ended March 31, 2007 under the section Risk Factors. The Company undertakes no obligation to publicly update these forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or otherwise.

Financial Tables to Follow: